Exhibit 23.1

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St, #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated May 28, 2008, accompanying the audited financial statements of LMB Technologies, Inc. at April 30, 2008 and December 31, 2007 and the related statements of operations, stockholders' equity, and cash flows for the four months ended April 30, 2008 and the years ended December 31, 2007 and 2006 and the period  February 8, 2005 (date of inception) to April 30, 2008  and hereby consent to the incorporation by reference to such report in a Registration Statement.

July  2,  2008                                                                             /s/ Madsen & Associates, CPA’s Inc.